Stock certificate


                                 PIRANHA, INC.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF $.001 PAR VALUE EACH OF Transferable on the books of the Corporation in person or by attorney upon surrender of this certificate duly endosed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Delaware, and to the Certificate of Incorporation and by laws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent.



WITNESS the facsimile seal of the Corporation and facsimile signatures of its duly authorized officers.